Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of May 31, 2022 (the “Effective Date”), is by and between BBQ Holdings, In. (together with its subsidiaries, the “Company”), and MTY Food Group Inc. (“Counterparty”). Hereinafter, the Company and Counterparty are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, in connection with Counterparty’s consideration of a possible consensual, negotiated acquisition of the Company (the “Transaction”), each Party may request, receive, or access (the “Recipient”) certain information concerning the other Party (the “Discloser”) that is non-public, confidential, or proprietary in nature; and

WHEREAS, each Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or equity interests, by contract, or otherwise.

(b)    “Evaluation Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Discloser or its Representatives or otherwise accessed by the Recipient, before, on or after the date hereof regarding the Discloser or its Affiliates, or their respective businesses, including, without limitation, all financial information, results of operations, customer and personnel information, contracts, leases and other agreements, asset and ownership information, equipment lists and information, budgets, forecasts, projections, bank and other financing information, trade secrets, trademarks, servicemarks, copyrights, logos, books and records and all other confidential, proprietary, non-public information regarding the business, assets and properties, and prospects of the Companies or its Affiliates prepared by or for the Recipient or its Representatives which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. Notwithstanding the foregoing, the term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure is or thereafter becomes (upon so becoming) generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was available to the Recipient or its Representatives from a source other than the Discloser or Discloser’s

Representatives, provided that such source, to the knowledge of Recipient or its Representatives, is not and/or was not bound by a confidentiality obligation with respect to the Discloser or such information; or (iii) has been independently acquired or developed by the Recipient or its Representatives without use of or reference to the Evaluation Material.

(c)    “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, members of joint venture entities or other entity.

(d)    “Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, consultants and professional advisors (including attorneys, financial advisors and accountants), insurance carriers, and third party institutional lenders or commercial banks who may be engaged to provide debt financing in connection with the Transaction. Notwithstanding the foregoing, a Party’s Representatives shall include only those of the foregoing Persons who receives or has access to Evaluation Material, or who has knowledge of this Agreement or that discussions or investigations concerning a possible Transaction have taken or may take place between the Parties.

Other terms not specifically defined in this Section 1 shall have the meanings given to them elsewhere in this Agreement.

2.    The Recipient shall keep the Evaluation Material strictly confidential and shall not use the Evaluation Material for any purpose other than to evaluate, negotiate and consummate the Transaction. The Recipient shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) if required by law, regulation or legal or regulatory process, but only in accordance with Section 6, or (b) to Recipient’s Representatives, to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating and consummating the Transaction; provided, however, that the Recipient shall direct each such Representative to be abide by the terms of this Agreement to the same extent as if it were a party hereto and the Recipient shall be responsible for any breach of any provision of this Agreement by any of its Representatives except for breaches by any such Representative who executes its own confidentiality agreement with the Discloser with respect to the Transaction.

3.    Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority, each Party shall not, and shall not permit any of its Representatives to, without the prior written consent of the Discloser, disclose to any Person: (a) the fact that the Evaluation Material has been made available to it or that it has received or inspected any portion of the Evaluation Material, (b) the existence -or contents of this Agreement, (c) the fact that investigations, discussions or negotiations are taking or have taken place concerning the Transaction, including the status thereof, or (d) any terms, conditions or other matters relating to or connected with the Transaction.

4.    The Recipient understands and agrees that neither the Discloser nor any of its Representatives (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (b) except to the extent provided in any definitive agreement between the Parties executed and delivered with respect to the Transaction, shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

5.    The Parties agree that unless and until a definitive agreement has been executed and delivered with respect to the Transaction, no Party will be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to (a) consummate a Transaction; (b) conduct or continue discussions or negotiations; or (c) enter into or negotiate a definitive agreement. The Company reserves the right, in its sole discretion, to reject any and all proposals made by Counterparty or on its behalf with regard to the Transaction, to terminate discussions and negotiations with Counterparty at any time and to enter into any agreement with any other Person without notice to Counterparty or any of its Representatives, at any time and for any reason or no reason.

6.    If the Recipient or any of its Representatives is requested or required, on the advice of counsel, to disclose any Evaluation Material, by law, regulation, judicial order, or legal or regulatory process, the Recipient shall, to the extent permitted under applicable law, (a) take reasonable steps to preserve the confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) give the Discloser prompt prior written notice of such request or requirement so that the Discloser may seek, at the Discloser’s sole cost and expense, an appropriate protective order or other remedy; and (c) reasonably cooperate with the Discloser, at the Discloser’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other Persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Discloser’s request, use reasonable efforts (at the Discloser’s sole cost and expense) to obtain assurances that confidential treatment will be accorded to such information. Notwithstanding the foregoing, no notice to the Discloser shall be required if the Recipient or its Representatives is requested or required to disclose Evaluation Material in connection with a routine audit or examination by, or blanket request from, a regulatory or governmental entity with jurisdiction over the Recipient or its Representatives provided that any such audit, examination or request does not target or reference the Company, the Evaluation Material or the Transaction.

7.    Counterparty represents and warrants that it is not acting as a broker for, or representative of, any other Person in connection with the Transaction, and is considering the Transaction only for its own account or the account of a controlled Affiliate.

8.    At any time following the receipt of written notice of termination of negotiations concerning the Transaction, the Recipient shall promptly, and in any event no later than ten (10) days after the request, return all Evaluation Material (including all copies, extracts or other reproductions) to the Discloser or, at the option of the Recipient, certify in writing to the Discloser that all such Evaluation Material (including any Evaluation Material held electronically, other than automatically-generated backups of which the Recipient makes no further use) has been destroyed; provided, however, that the Recipient and its Representatives may retain Evaluation Material in accordance with bona fide internal document retention policies and procedures for legal and regulatory compliance purposes. Notwithstanding the return, destruction or permitted retention of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations, of confidentiality or otherwise, hereunder in accordance with the terms hereof for the term of this Agreement; provided, however, that any Evaluation Material retained by the Recipient or its Representatives pursuant to this Section 8 shall continue to be subject to the terms of this Agreement for so long as it is retained.

9.    For a period of two (2) years following the Effective Date, no Party (or any employee or agent on its behalf) shall be permitted to take any action, directly or indirectly, to induce any employee or independent contractor of the other Party to terminate his or her employment with, or engagement by, such other Party. Notwithstanding the foregoing, nothing contained in this Section 9 shall be deemed to prohibit either Party from (a) making general public solicitations for particular positions or job classifications that are not targeted at employees or contractors of the other Party, or (b) from responding to inquiries or overtures initiated by an employee or independent contractor of the other Party without any prior encouragement by or on behalf of such Party.

10.    The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement by the Recipient and that, in addition to all other remedies it may be entitled to, the Discloser shall be entitled to seek specific performance and injunctive or other equitable relief, without the necessity of posting any bond or other security, as a remedy for any such breach.

11.    To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Discloser is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

12.    Counterparty hereby acknowledges that it understands that: (a) the Evaluation Material and the information described in Section 3(a) to 3(d) of this Agreement may contain or constitute material non-public information concerning the Company and its Affiliates; and (b) trading in the Company’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Recipient to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Counterparty agrees that it and its controlled Affiliates will not trade in the Company’s securities while in possession of material nonpublic information or until Counterparty and such controlled Affiliates can otherwise do so in compliance with applicable laws and without breaching the terms of this Agreement.

13.    This Agreement shall continue in force and effect until the first to occur of the following events: (a) the passing of the date that is two (2) years following the Effective Date; or (b) the date of execution by the Parties of a superseding definitive written agreement with respect to the Transaction.

14.    This Agreement shall be governed by the laws of the State of Delaware.

15.    This Agreement sets forth the entire agreement regarding the subject matter hereof, and supersedes all prior negotiations, understandings and agreements. No provision of this Agreement may be modified, waived or changed except by a writing signed by the Parties.

16.    If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other Persons, places or circumstances shall remain in full force and effect.

17.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the non-assigning Party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Company or all or substantially all of the assets of the Company shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

18.    The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of Evaluation Material to which the Recipient or any of its Representatives is granted access in connection with the evaluation, negotiation, or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon, or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

19.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:	COUNTERPARTY:

BBQ Holdings, Inc.	MTY Food Group Inc.

By: /s/ Jeffery Crivello	By: /s/ Eric Lefebvre
Name: Jeffery Crivello	Name: Eric Lefebvre
Title: Chief Executive Officer	Title: Chief Executive Officer

Signature Page to Confidentiality Agreement